Exhibit 99.1
NEWS RELEASE
BROOKFIELD HOMES REPORTS 2007 YEAR END RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ year end investor conference call can be accessed by teleconference on February 4, 2008 at 11:00 am (Eastern Time) at 1-800-319-4610, toll free in North America. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through March 4, 2008. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, February 1, 2008 – (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the year ended December 31, 2007:
•	Net income for 2007 totaled $16 million, a decrease of $132 million when compared to 2006. Earnings per share were $0.58 in 2007. The decrease in net income for 2007 was primarily due to impairment charges and write-offs on housing and land assets of $103 million ($58 million after minority interest and taxes), as well as lower home and lot sales, and reduced gross margins on housing to 17% in 2007 from 26% in 2006. The decline in net income in 2007 was offset by a reversal of $51 million of income tax liabilities related to previously uncertain tax positions.

•	Fourth Quarter and Year Ended 2007 Financial and Operating Highlights

Results of Operations
	Three Months Ended Dec. 31		Year Ended Dec. 31
(Millions, except per share amounts and units)	2007	2006	2007	2006

Total revenue	$197	$329	$583	$872
Total gross margin	$(22)	$78	$14	$245
Housing revenue	$165	$309	$541	$784
Housing gross margin	$22	$74	$92	$206
Impairments and other write-offs	$61	$10	$103	$10
(Loss) / income before taxes	$(39)	$90	$(56)	$235
Net income / (loss)	$(24)	$58	$16	$148
Earnings / (loss) per share – diluted	$(0.91)	$2.19	$0.58	$5.45
Cash flow from / (used in) operating activities	$86	$93	$(44)	$26

Net new home orders (units)	104	209	735	960
Backlog of homes (units at end of period)	155	259	155	259
Home closings (units)	272	481	839	1,181
Average home selling price (per unit)	$641,000	$650,000	$662,000	$679,000
Lot sales (units)	1,265	216	1,328	834

Unit information includes joint ventures.
•	Housing and land revenue totaled $583 million, compared to $872 million in 2006. The decrease in housing and land revenue is primarily due to 342 fewer home closings during 2006 when compared to 2006. The challenging market conditions in 2007 negatively impacted the company’s operations with lower home sales per community, price reductions, high home sale cancellation rates and consequently higher inventories than planned. In 2007, Brookfield Homes closed 839 homes and 1,328 lots for a total of 2,167 home and lot closings. This compares to 1,181 home and 834 lot closings in 2006.
Recent Developments and Operating Highlights
•	Lot Management: Given the severity of the housing downturn, management has had to address a number of shorter term operational challenges. Despite this, the company has continued its longer term strategic focus on optioning land projects and taking them through the entitlement process. Specifically in 2007, the company created value by entitling 1,945 lots. In addition, the company acquired 732 lots and the control of approximately 2,000 lots from joint venture partners. Each of these acquisitions has a future strategic importance for the company.
•	Impairment Charges and Write-offs: During 2007, the company recorded impairment charges of $74 million related to 1,896 lots located mainly in the Inland Empire of California and the Washington D.C. Area, as well as write-offs of $29 million related to 4,031 unentitled lots under option.
•	Lots Owned and Controlled: At December 31, 2007, the company’s lots owned or controlled total 25,371. A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Geographic diversification of lots	32%	13%	33%	21%	1%	100%
2007 home closings (units)	131	258	150	283	17	839
2007 lot closings (units)	—	1,249	—	79	—	1,328

Lot supply
Owned	1,325	1,493	6,064	3,914	282	13,078
Optioned	6,878	1,735	2,292	1,388	—	12,293

Total	8,203	3,228	8,356	5,302	282	25,371

•	Declared Dividend: The company declared a semi-annual dividend of $0.20 per common share payable on June 30, 2008 to stockholders of record on June 16, 2008.
Outlook
•	2007 was one of the most challenging years for the housing industry on record. Currently, the supply of resale and new homes far exceeds demand and even though new home production has dropped to 1.1 million units a year, it is not anticipated that an equilibrium between the supply and demand for housing will be reached before 2009. This continuing imbalance, as well as the disruption in credit markets has led to continued weak consumer confidence, a critical factor for home sales.
•	Despite the challenges of 2007, the company’s balance sheet is strong, and its assets are largely located in geographic areas with a constrained supply of lots and which have demonstrated strong economic characteristics over the long term.
•	Looking forward to 2008, the company is targeting to achieve $100 million of operating cash flow as it continues to: monetize its inventory of 3,400 fully developed lots and entitle or advance the entitlement of lots.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 25,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, visibility on future cash flows, targeted 2008 operating cash flow, anticipated timing of equilibrium between the supply and demand for housing, the entitlement and monetization of lots (and the timing thereof), the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31		December 31
(thousands, except per share amounts) (unaudited)	2007	2006	2007	2006

Revenue
Housing	$165,355	$308,632	$541,432	$784,162
Land	32,324	20,750	41,922	88,118

Total revenue	197,679	329,382	583,354	872,280
Direct cost of sales	(166,122)	(240,963)	(481,263)	(616,470)
Impairments and write-offs of option deposits	(53,217)	(10,388)	(87,630)	(10,388)

	(21,660)	78,031	14,461	245,422
Equity in earnings from housing and land joint ventures	11,957	45,410	12,745	58,284
Impairments of investments in housing and joint ventures	(7,894)	—	(15,029)	—
Other (expense) / income	(5,891)	1,594	(5,717)	9,347
Selling, general and administrative expense	(19,782)	(26,058)	(69,819)	(59,829)

Operating (loss) / income	(43,270)	98,977	(63,359)	253,224
Minority interest	4,265	(9,237)	7,028	(18,378)

(Loss) / income before taxes	(39,005)	89,740	(56,331)	234,846
Income tax recovery / (expense)	14,823	(30,917)	71,958	(86,492)

Net income / (loss)	$(24,182)	$58,823	$15,627	$148,354

Weighted average shares outstanding
Basic	26,638	26,555	26,627	26,874
Diluted	26,638	26,907	26,851	27,243

Earnings / (loss) per share
Basic	$(0.91)	$2.22	$0.59	$5.52
Diluted	$(0.91)	$2.19	$0.58	$5.45

Brookfield Homes Corporation
Condensed Balance Sheets

	As at December 31
(thousands) (unaudited)	2007	2006	2005

Assets
Housing and land inventory	$1,078,229	$1,075,192	$912,617
Investments in housing and land joint ventures	130,546	90,325	53,260
Consolidated land inventory not owned	26,748	59,381	22,100
Receivables and other assets	50,066	37,031	94,081
Cash and cash equivalents	9,132	86,809	198,411
Deferred income taxes	55,943	52,715	49,417

	$1,350,664	$1,401,453	$1,329,886

Liabilities and Stockholders’ Equity
Project specific and other financings	$734,572	$617,931	$636,114
Accounts payable and other liabilities	159,956	320,061	376,083
Minority interest	76,486	92,055	53,040
Stockholders’ equity	379,650	371,406	264,649

	$1,350,664	$1,401,453	$1,329,886